Exhibit 10.3

Congratulations, Amit Gupta!
We are thrilled about you serving as the Chief Executive Officer of Cardlytics and are excited to present this offer to you, as amended and restated on June 23, 2025. Below you will find details regarding your offer.
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Position: Chief Executive Officer, reporting to the Company’s Board of Directors (the “Board”)
Start Date: August 16, 2024 (the “Start Date”)
Annual Base Salary: $550,000.00, subject to applicable withholding. Your salary will be paid on a semi-monthly basis and in accordance with Cardlytics’ standard payroll practices.  This equates to 24 pay periods per calendar year.
Target Bonus: 100% of your total annual base salary cash compensation, subject to applicable withholding, with potential payout subject to the terms of the Cardlytics bonus plan, the approvals of the Board or the Compensation Committee of the Board (the “Compensation Committee”), and your personal performance during the year.
Promotion Bonus: The Company has paid you a one-time promotion bonus of $275,000. If you resign from your employment for any reason, or are terminated by the Company for Cause (as defined in your Severance Agreement with the Company dated January 23, 2023 (the “Severance Agreement”), before the twelve (12) month anniversary of your Start Date, then you will be required to repay the entire amount of the Promotion Bonus to the Company within fifteen (15) days after your last day of employment.
2024 Equity Grant: On August 21, 2024, you were granted 500,000 restricted stock units (“2024 RSUs”) pursuant to the terms of an equity incentive plan of the Company (the “Plan”). The 2024 RSUs will vest over a period of 24 months, with 25% of the 2024 RSUs vesting on the six-month anniversary of the Start Date, 25% of the 2024 RSUs vesting on the twelve-month anniversary of the Start Date, 25% of the 2024 RSUs vesting on the eighteen-month anniversary of the Start Date, and 25% of the 2024 RSUs vesting on the twenty-four-month anniversary of the Start Date, subject in each case to your continued service through the vesting date. Your 2024 RSUs shall be subject to the terms and conditions of the Plan and the Company’s standard form of equity agreement. You should consult your tax advisor about the tax implications of employee equity grants.
First 2025 Equity Grant: On January 29, 2025, you were granted 500,000 restricted stock units (“First Tranche of 2025 RSUs”) pursuant to the terms of the Plan. The First Tranche of 2025 RSUs will vest pursuant to the following schedule: 25% of the First Tranche of 2025 RSUs vesting on February 16, 2025, 25% of the First Tranche of 2025 RSUs vesting on August 16, 2025, 25% of the First Tranche of 2025 RSUs vesting on February 16, 2026, and 25% of the First Tranche of 2025 RSUs vesting on August 16, 2026, subject in each case to your continued service through the vesting date. The First Tranche of 2025 RSUs shall be subject to the terms and conditions of the Plan and the Company’s standard form of equity agreement. You should consult your tax advisor about the tax implications of employee equity grants.

Exhibit 10.3
Second Expected 2025 Equity Grant: Subject to the approval of the Board or the Compensation Committee, you will be granted 1,000,000 restricted stock units and 200,000 performance stock units (collectively, the “Second Tranche of 2025 RSUs”), pursuant to the terms of the Plan on or before June 30, 2025. The relevant vesting details and all other terms of the Second Tranche of 2025 RSUs shall be determined by the Board or the Compensation Committee. The Second Tranche of 2025 RSUs shall be subject to the terms and conditions of the Plan and the Company’s standard form of equity agreement. You should consult your tax advisor about the tax implications of employee equity grants.
Expected 2026 Equity Grant: Subject to the approval of the Board or the Compensation Committee, you will be granted additional restricted stock units and performance stock units (collectively, the “2026 RSUs”), with a value of $5,000,000, calculated based on the average share price over the trailing 30 trading days, but in no case more than 1,200,000 shares, pursuant to the terms of the Plan on or before May 31, 2026. The relevant vesting details and all other terms of the 2026 RSUs shall be determined by the Board or the Compensation Committee; provided, however, in the event you are granted the maximum 1,200,000 shares, 1,000,000 of the shares shall be in the form of restricted stock units and 200,000 of the shares shall be in the form of performance stock units. The 2026 RSUs shall be subject to the terms and conditions of the Plan and the Company’s standard form of equity agreement. You should consult your tax advisor about the tax implications of employee equity grants.
Clawback: Notwithstanding the vesting schedule for the 2024 RSUs, the First Tranche of 2025 RSUs, or the Second Tranche of 2025 RSUs, you and the Company agree that the value associated with the vesting of any stock you receive from the 2024 RSUs, the First Tranche of 2025 RSUs, or the Second Tranche of 2025 RSUs in the twelve (12) month period following the Start Date is not considered earned until the twelve (12) month anniversary of the Start Date. Therefore, you agree that in the event you resign from your employment for any reason before the twelve (12) month anniversary of your Start Date, then you will be required to pay the Company an amount in cash equal to the pre-tax value upon vesting of any stock you received from the 2024 RSUs, the First Tranche of 2025 RSUs, or the Second Tranche of 2025 RSUs.
Benefits: Your current benefits that you receive through Cardlytics will remain unchanged, subject to the terms and conditions of the governing plan documents.
Board Service: In consideration for the benefits outlined in this Offer Letter, in the event your employment with the Company ends for any reason, you hereby agree to submit your resignation from the Board to the Board effective on your last day of employment (unless otherwise requested in writing by the Board at the time).
At-Will Employment: As allowed and governed by local, state, and federal law your employment relationship with Cardlytics is at-will, meaning your employment with Cardlytics will continue until the employment relationship is terminated by you or Cardlytics as long as not otherwise prohibited by law. You may terminate your employment at any time and for any reason simply by notifying Cardlytics.  Likewise, Cardlytics may terminate your employment or discipline, transfer, or demote you at any time with or without cause or advanced notice, as long as not otherwise prohibited by law.  This at-will relationship between you and Cardlytics cannot be changed except in a writing signed by an officer of Cardlytics. Nothing contained in this offer of employment shall be construed or guaranteeing employment for a specific period of time or for future employment.
Severance: You will continue to remain eligible for severance benefits under the Severance Agreement.
Covenants Agreement: You remain subject to the terms of your Employment Covenants Agreement with the Company dated January 23, 2023 (“Covenants Agreement”).

Exhibit 10.3
This letter, together with your Covenants Agreement, equity agreements and other agreements referenced herein, forms the complete and exclusive statement of your employment agreement with the Company and supersedes any other agreements or promises made to you by anyone, whether oral or written, with respect to the subject matter hereof (including, without limitation, your offer letter from the Company dated December 16, 2022). This letter may be delivered and executed via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and shall be deemed to have been duly and validly delivered and executed and be valid and effective for all purposes.
Please sign and date this letter below to indicate your agreement with its terms.
Again, we are truly excited about you serving the Company in your role as Chief Executive Officer.
Sincerely,
Jack Klinck
Board Chair | Cardlytics

ACCEPTED AND AGREED TO BY:

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Amit Gupta